                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     FastComm Communications Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

[FASTCOMM LOGO]

                      FASTCOMM COMMUNICATIONS CORPORATION
                              45472 HOLIDAY DRIVE
                               STERLING, VA 20166

September 30, 1999

Dear Fellow Shareholder:

     Thank you for your interest, support and patience this past year, as FastComm completed its reorganization. As the company's largest shareholder, I have watched with concern as our market value deteriorated and as our resources became consumed with our legal battles. I can tell you that our company is now moving into what I believe will be a new and productive chapter in our development. All of us at FastComm are extremely happy to have these distractions behind us so that we can be 100-percent dedicated to the development and sale of our product lines. There is a palpable sense of excitement among our staff, and we're moving forward with a renewed sense of purpose and direction.

     Although FastComm operates in the high-tech market arena, I'm returning to that low-tech but effective and personal form of communication -- the letter -- to tell you, as simply and concisely as possible, what this company is all about. This letter is organized into three parts: our recent history, our present position, and our plans for the future.

RECENT HISTORY

     Before the onset of the lawsuit brought by a former executive of the company, FastComm had been making good financial progress. From fiscal 1995 to fiscal 1997, our revenues had grown from $4.1 million to $11.1 million, and our net loss per share had dropped from $0.49 to $0.06. During this timeframe, the company reported a string of three successive profitable quarters. We believed we were close to achieving an annual net profit and that we had the potential for dramatic revenue growth.

     Then in March 1997, during the final quarter of our 1997 fiscal year, the lawsuit was filed, and we entered a legal process that would last more than two years. The effect that this situation had on our company was devastating in financial, operation and human terms. The culmination of the process was a verdict of $1.2 million against the company, plus enormous legal fees incurred for our defense. We did not have the funds available to pay this judgment and to continue to operate our business. In June 1998, in response to the attempted seizure of our bank account by the judgment creditor in this case, we were forced into a Chapter 11 bankruptcy filing. We had no alternative. The Company immediately began implementing a reorganization plan aimed at getting us out of Chapter 11 as quickly as possible. As a result of these problems, our stock was delisted from the NASDAQ National Market System in the same month as the bankruptcy filing. There were some customers who wanted to work with us but were precluded from doing so as a result of the Chapter 11 "label." The entire process was extremely draining, plus it hampered our employee recruitment efforts. Further, it forced FastComm to once again incur substantial legal and professional fees.

     Finally, in late March of this year, we reached the turning point, emerging from Chapter 11, paying our creditors 100 percent on an accelerated schedule with interest, settling the pending litigation, and preserving the positions of our shareholders without the massive dilution usually associated with bankruptcy cases. Most importantly, we were able to begin the process of rebuilding relationships with customers and partners, which had suffered as a result of this difficult situation. In addition to putting the bankruptcy behind us, just a few days ago the SEC announced that we have settled all issues with them dating back as far as 1993 and no more recent that 1994 and we reached this settlement without having to pay any fines. In short, as I write this letter, I and the others who work for your company feel for the first time in a long time that the noose has been released from our collective necks. Finally, we can focus all our attention on the business of selling our products and building our reputation as a premier telecommunications equipment supplier.

OUR PRESENT POSITION

     The technology with which we are engaged is quite complex and, to some, esoteric. So, I want to discuss briefly and in plain English, what our products are, and what they do.

     From a broad perspective, we're a telecommunications company, and all our products fall under the heading of enterprise networking products. In basic terms, this means that our products allow data information in the form of voice, fax, data and video to be transported within and across networks. For example, one of our customers, Amadeus, has more than 8,000 geographically dispersed offices, each of which maintains its own local area network (LAN). Amadeus uses our router products to transmit information from numerous travel reservation terminals to the host reservation mainframe computers of various airlines and hotels.

     FastComm offers three categories of enterprise-wide networking products: data-only products, convergence products, and data center products. Here is a brief synopsis of all three product types.

     - Data-only products. These include our routers, such as our WebRouter(R), a low-cost Internet Protocol (IP) Internet access platform, as well as Local Area Network and Legacy Frame Relay Access Devices (known as FRADs). Data-only products have historically comprised nearly 100 percent of our total sales, and we have a number of well established customers who buy these products. Industry forecasts indicate that market growth in this category will be in the range of 30-40% per year globally. Our competitors include Cisco, Motorola and 3Com, but we believe our products outperform our competitors' in such areas as ease of use, price, and special capabilities. Also, we'll provide customized software on a fast turnaround basis while our competitors, given their size, generally won't.

     - Convergence products. Convergence products support the transmission of voice, data, video and fax over the internet (known as Voice Over Internet Protocol, or VOIP) as well as over frame relay ("VOFR"). These products are a new part of our repertoire, and include the GlobalStack(TM) high-end central site convergence router and the MetroLAN(TM), a branch office voice/data router. We began shipping convergence products during the last quarter. Our key competitors include ACT Networks and Motorola. We think the advantages of our convergence products over those of the competition include price, performance and ease of use. We anticipate strong growth in this market category and expect that convergence products will contribute a growing portion of our revenue.

     - Data center products. This category includes our ChanlComm(R) product line, which replaces complex and expensive front end processors in IBM mainframe computer networks. We formally entered the data center product market in April 1999 with our acquisition of KG Data Systems. These products are basically networking devices that connect Wide Area Networks
      (WANs) directly to mainframe computers, improving the efficiency of mainframes and dramatically reducing operating costs. We began shipping these products in the fourth quarter of fiscal 1999 (that is, the three-month period ended April 30, 1999), and during the first quarter of this year, we announced a new ChanlComm product that will expand port capacity from 16 to 256, which provides us a clear competitive differentiator with others who market to this space, specifically IBM and Cisco. We believe that our data center products are superior to those of the competition by virtue of their high performance, ease of use, and lower cost of ownership. Because these are entirely new types of product, we expect there will be an incubation period during which customers begin to see the advantages of the ChanlComm solution. We are anticipating that as our products become known and establish a track record in the marketplace, the sales cycle should shorten and revenues should escalate. We believe our annual growth in this market will be substantial, and within a year or so, these high-margin products could contribute more than 50% of our total sales, and show very strong growth in the succeeding years.

     Based on the feedback we've heard from our customers, our products are viewed as competitive, high-quality, versatile and cost-effective. Now that we have a complete arsenal of networking tools that are being shipped (with the exception of the newest ChanlComm product, which we plan to begin shipping later this year) we can invest additional staff and financial resources in the sales and marketing effort. These efforts include the launch of new advertising programs, attending major industry trade shows, and expanding our direct and indirect sales effort. Although we can and do sell directly to some of the larger customers, the majority of our sales activity is through distributors, both in the U.S. and in a number of foreign countries.

     My optimism about the company's ability to rebound from the legal battles and bankruptcy process is reflected in the financial results from the first quarter of our 2000 fiscal year, which we reported in mid-September. That was the first complete reporting period since the conclusion of the reorganization. During that quarter, revenues increased 55% compared to last year's first quarter, our loss-per-share decreased from $0.16 to $0.05, and our gross margin improved from 46% to 55%.

THE FUTURE

     My team at FastComm knows that I have extremely ambitious goals for the company. They also know I have a major personal stake in the business. I own more than 7% of the company's outstanding shares; Ken Bloom, formerly President of KG Data Systems and now Vice President of our mainframe networking division, owns more than 4% of the stock. I am please to note that employees and friends of the Company have demonstrated their commitment to FastComm by investing over $1 million in our company.

     Now that the issues of the past are behind us, I'm often asked, "What are the signs that we, as investors, should look for to determine if the Company is moving in the right direction?" Here are some of them:

     - Increase sales based upon the convergence products and data center product lines

     - Begin shipping and installing the upgraded version of ChanlComm, and sign OEM agreements with key data center sales and installation companies

     - Expand our direct sales organization

     - Win several major enterprise network contracts

     - Expand international revenues with quality distributors, particularly in South America, Asia and Europe

     - Add feature sets to products to enhance revenues, and improve margins through a reduction of product costs

     Investors also ask me, "What news releases are you going to issue?" If we are successful in achieving our near term goals, you should see a stream of releases related to the items just listed, as well as other significant developments. Furthermore, as we achieve these milestones, we should also see an improving income statement and balance sheet. Specifically, we want dramatic top-line improvements and we want to achieve net-profitability and positive cash flow. On the balance sheet side, we want to build steadily increasing cash and short-term asset positions. Our $1 million private placement, announced in July, included the issuance of warrants; those, combined with other existing unexercised warrants and stock options, could generate up to an additional $7.4 million, which would further strengthen our capital position and give us the much greater resources we need to grow the business even more aggressively. We also want to regain our NASDAQ listing, initially on the SmallCap Market and eventually back to the National Market System.

     I believe that time will show that you our shareholders, have made a wise investment, and I plan to continue to share the results of our progress with you through various means of communications, from conference calls to letters to meetings. Although FastComm may be known as the "little guy" fighting in the trenches with the Ciscos and 3Coms of the world, our products and their advantages are being discovered by more and more distributors and customers. We do not need to win the largest market share to evidence a significant financial turnaround that we hope will, in turn, rebuild our market value. I am passionate about our vision and excited about our future -- and our employees who, in the final analysis are FastComm, share my enthusiasm. I want to thank them for their support during this difficult time. We are now dedicated to rebuilding value, and we are not looking back.

Sincerely,

/s/ PETER C. MADSEN

Peter C. Madsen
President and Chief Executive Officer

                      FASTCOMM COMMUNICATIONS CORPORATION
                              45472 HOLIDAY DRIVE
                               STERLING, VA 20166

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 28, 1999

To The Shareholders Of
FastComm Communications Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FastComm Communications Corporation, a Virginia corporation (the "Company" or "FastComm"), will be held on October 28, 1999, at 4:30 p.m. local time, at the Holiday Inn, Holiday Drive, Sterling, Virginia for the following purposes:

     1. To elect four (4) directors of the Company;

     2. To consider and act upon a proposal to approve a 1999 Stock Option Plan; and

     3. To ratify the appointment of BDO Seidman, LLP as the independent auditors for the Company for the fiscal year ending April 30, 2000;

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the meeting, although only shareholders of record at the close of business on September 10, 1999, are entitled to notice of and to vote at the meeting.

     Shares can be voted at the meeting only if the holder is present or represented by Proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your instructions and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The grant of your proxy does not affect your right to vote in person in the event you attend the meeting.

                                          By Order of the Board of Directors

                                          MARK H. RAFFERTY,
                                          Secretary

Sterling, Virginia
Dated: September 30, 1999

                             YOUR VOTE IS IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED STAMPED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                      FASTCOMM COMMUNICATIONS CORPORATION
                              45472 HOLIDAY DRIVE
                            STERLING, VIRGINIA 20166

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by FastComm Communications Corporation, a Virginia corporation (the "Company" or "FastComm"), for use at the Annual Meeting of Shareholders of the Company to be held on October 28, 1999, and at any and all adjournments of such meeting. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal.

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders commencing on or about September 30, 1999.

RECORD DATE; VOTING SECURITIES; QUORUM; BROKER NON-VOTES.

     September 10, 1999, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on that date, 17,555,160 Common Shares, par value $.01 per share, of the Company were issued and outstanding. Each Common Share is entitled to one vote on any matter that properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the Common Shares entitled to be voted at the meeting is required to constitute a quorum. Shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to specify a choice with respect to any or all of the proposals or whether a broker with discretionary authority declines to exercise its discretionary voting authority with respect to any or all of the proposals (known as "non-votes").

VOTING AND SOLICITATION

     Pursuant to regulations of the Securities and Exchange Commission, boxes and a clear means are provided on the accompanying proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director, or to vote against or abstain on the other proposal. With regard to Proposal I, election of directors, applicable Virginia law provides that, if a quorum is present, directors are elected by a plurality of the votes cast; that is, the nominee receiving the most votes FOR is elected. With regard to Proposals II and III, under applicable Virginia law abstentions as well as non-votes will not be counted in determining votes cast because Virginia law provides that, if a quorum is present, action on a matter (other than election of directors) is approved if the votes cast in favor exceed the votes cast against. Therefore, abstentions and non-voters have no effect on the votes on this proposal.

REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by signed proxies solicited by the Company will be voted in accordance with the instructions given therein by the shareholders. Any signed proxy not specifying to the contrary will be voted FOR the election of the Board of Directors' nominees as directors referred to in Proposal I and, FOR the ratification of the appointment of BDO Seidman, LLP as independent auditors for the Company for the fiscal year 2000 referred to in Proposal III and for Proposal II. So far as the Company's management is aware, such matters are the only matters to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournment thereof, the person named in the accompanying proxy card will vote thereon in accordance with their best judgment.

SOLICITATION

     The Company will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional material furnished to shareholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of The Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     At September 10, 1999, there were 17,555,160 shares of Common Stock of the Company issued and outstanding. As of such date, options to purchase 2,256,881 shares of common Stock were outstanding.

     Each holder of shares of Common Stock, but not holders of unexercised options, is entitled to one vote per share on each matter, which may be presented at a meeting of shareholders. Cumulative voting is not allowed. Prior to June 9, 1998, FastComm shares were traded publicly on the NASDAQ National Market under the symbol FSCX. On June 9, 1998, the Company's shares were delisted from the National Market System. Effective June 16, 1998, the company's shares have been quoted on the OTC Bulletin Board under the same symbol.

     The following table sets forth information regarding ownership of Common Stock of the Company at July 8, 1999, by each person who is known by management of the Company to own beneficially more than five percent of the Common stock (setting forth the address of each such person), by each director, by the Named Executive Officers of the Company and by all directors and Named Executive Officers of the Company as a group. Shares issueable on exercise of options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

                                                              AMOUNT AND NATURE
          NAME AND ADDRESS OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS(8)
          ------------------------------------             -----------------------   -------------------
Peter C. Madsen(1)
  Sterling, Virginia.....................................         1,278,220                  7.75%
Mark H. Rafferty(1)
  Centerville, Virginia..................................           143,420(2)               0.86
Edward R. Olson(1)
  Reston, Virginia.......................................            36,667(3)               0.22
Thomas G. Amon(1)
  New York, New York.....................................            33,317(4)               0.20
William A Grant
  Ashburn, Virginia......................................            91,666(5)               0.55
Thomas Colligan
  Reston, Virginia.......................................           501,668(6)               3.04
Safa Alkateb
  Sterling, Virginia.....................................            37,055(7)               0.22
Kenneth Bloom
  Norwalk, Connecticut...................................           719,149                  4.36
All executive officers and directors as as a group
  (including 8 persons named above)......................         3,340,158                 20.24

---------------
(1) Director
(2) Gives effect to 100,000 options owned by Mr. Rafferty exercisable within 60 days.
(3) Gives effect to 36,667 options owned by Mr. Olson exercisable within 60 days.
(4) Shares are owned by the Thomas G. Amon Pension and Profit Sharing Plans. Gives effect to 26,667 options owned by Amon exercisable within 60 days.
(5) Gives effect to 54,999 options owned by Mr. Grant exercisable within 60 days.
(6) Gives effect to 41,666 options owned by Mr. Colligan exercisable within 60 days.
(7) Gives effect to 35,555 options owned by Mr. Alketab exercisable within 60 days.
(8) Based upon shares outstanding at July 8, 1999.

     The Company is unaware of any arrangement the operation of which could at a subsequent date result in a change in control of the Company.

PROPOSAL I

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Each of the four persons listed below has been nominated for election as a director of the Company to serve until the next Annual Meeting of Shareholders, or until a successor has been duly elected and qualified. If so authorized, the persons named in the accompanying proxy will vote for the election of each nominee. Shareholders who do not wish their shares voted for a particular nominee may so indicate by striking that nominee's name as instructed on the proxy card.

     The Company has been informed that each nominee is willing to serve as a director. If any one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by Proxy will be voted for the remaining nominees and for any substitute nominees designated by the incumbent Board of Directors. If no substitute is designated, the size of the Board may be reduced or votes will be cast according to the judgment in such matters of the persons voting the proxies. Each nominee for election as director of the Company is an incumbent. The Board knows of no reason why any of the nominees will be unavailable to serve.

     The following lists the nominees for election as directors of the Company, including the age of each person as of September 10, 1999, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of Common Shares of the Company owned beneficially by each person at July 8, 1999, is set forth beneath the caption "Stock Ownership of Management and Principal Shareholders" at Page 4.

                       NOMINEES FOR ELECTION AS DIRECTORS
                 WITH TERMS EXPIRING AT THE 2000 ANNUAL MEETING

     Peter C. Madsen 48 has been President, Chief Executive Officer and a director of the Company since September 1992. From November 1986 to January 1992, he was an officer of the Newbridge Networks Corporation, a Canadian telecommunications company, most recently as Vice President and General Manager, United States Region, and President of Newbridge Networks Inc., Newbridge Networks Corporation's United States subsidiary. Mr. Madsen served as a director of Newbridge Networks Corporation from September, 1987 until June, 1998.

     Mark Rafferty 45 has been Vice President, Chief Financial Officer and Treasurer of the Company since August 1993 and a director of the Company since March 1998. From August 1992 to August 1993, Mr. Rafferty was Vice president, Finance at Newbridge Networks Inc. From August 1987 through August 1992, Mr. Rafferty was Controller of Newbridge Networks Inc.

     On September 28, 1999, the Securities and Exchange Commission entered an order in In the Matter of Peter Madsen and Mark Rafferty, Securities Exchange Act of 1934 Release No. 41935, making findings that Peter Madsen ("Madsen") and Mark Rafferty ("Rafferty") were each a cause of certain of the Company's violations of the Exchange Act's periodic reporting, books and records, and internal control provisions. Messrs Madsen and Rafferty consented without admitting or denying the commission's findings, to the issuance of a cease and desist order under Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and certain rules promulgated hereunder.

     Edward R. Olson 57 has served as a director since January 1989. From 1990 to April 1997, Mr. Olson was the president, Chief Executive Officer and Chairman of M-C Industries, Inc., a fluid hydraulics equipment manufacturer, commencing July 1, 1995, Mr. Olson became a principal in KPMG Baymark Strategies LLC, an independent consulting firm in a strategic alliance with KPMG Peat Marwick, LLP. KPMG Baymark Strategies LLC has since become Dominion Management LLC. Mr. Olson was President and COO of Porta Systems Corporation from November 1995 to January 1997. Mr. Olson has been Chairman of S&L Metal products Corporation, Queens, NY for the last five years.

     Thomas G. Amon 52 has served as a director since December 1994. For the past five years, Mr. Amon has been an attorney in private practice in New York City. Since June 1, 1999, Mr. Amon has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras, LLP., New York, NY and Paris, France.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal 1999. All directors attended each of the meetings of the Board of Directors.

     The Board of Directors has a standing Audit Committee and Stock Option Committee. The Board of Directors has no nominating committee.

     The Audit Committee, consisting of Messrs Olson, Amon and Madsen met six times during fiscal 1999. The function of the Audit Committee is to recommend the appointment of the independent public accountants, to review the nature and scope of the services of the independent public accountants, to confer with the independent public accountants and to review the results of their audit and the Company's internal controls, and to provide assistance to the Board of Directors with respect to the corporate and reporting practices of the Company.

     The Stock Option Committee, consisting of Messrs Olson, Amon and Madsen met six times during fiscal 1999. The function of this Committee is to make recommendations to the Board of Directors regarding Stock Option Grants to the Company's Employees and Executive Officers.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
                      ELECTION AS DIRECTORS LISTED ABOVE.

BOARD REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a formal compensation committee. Compensation levels for executive officers are set by the Board of Directors which is presently comprised of the following individuals: Peter C. Madsen, Thomas G. Amon, Edward R. Olson and Mark H. Rafferty. Salaries are reviewed annually and are based on individual performance, the extent of individual responsibility and comparisons with salaries paid in the industry.

     The Company recruits for its executive officer positions from within the communications industry. In most instances, the source Company is significantly larger than the Company. It is the policy of the Board of Directors of FastComm to hire executive officers at levels below that of their current salaries along with a stock option package intended to make up for the differentiation and to provide a performance incentive. The Company feels that stock options are an attractive benefit in that they enhance performance and loyalty at little cost.

     The Board establishes compensation levels based on experience and responsibility.

     The Board granted seven executive officers options during fiscal 1999. Six of these grants were determined by these individuals performance and responsibility. The remaining grant was a condition of employment.

     The Board adheres to a policy of granting options to executive officers based upon performance and responsibility. In addition, the Board also considers the relative importance of the job function being performed and the number of options currently held by the executive officer.

/s/ Peter C. Madsen, /s/ Mark Rafferty, /s/ Thomas G. Amon, /s/ Edward R. Olson

DIRECTOR'S COMPENSATION

     Directors receive no cash compensation for their services as such; however, the Board of Directors has authorized payment of reasonable expenses incurred by non-employee directors in connection with attendance at meetings of the Board of Directors. Further, members of the Company's Board of Directors are granted options to purchase common shares pursuant to the Company's 1992 Stock Option Plan. During fiscal year 1999, the Company granted options to purchase 20,000 shares each to its two outside Directors. The Chairman of the Board receives no compensation for serving in such capacity.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article 10 of the Virginia Stock Corporation Act, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law and require the Company to advance litigation expenses upon receipt by the Company of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Certificate of incorporation provides that, pursuant to Virginia Law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Virginia Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Virginia law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year, Peter C. Madsen, Edward R. Olson, Thomas G. Amon and Mark Rafferty, as directors participated in deliberations of the Company's Board of Directors concerning executive officer compensation and stock option grants, including their own. Other than the foregoing, none of such directors was party to any reportable interlock or participation during fiscal 1999.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the NASDAQ Stock Market -- US Index ("NASDAQ STOCK MRKT -- US") and the NASDAQ Telecommunications Index ("NASDAQ TELECOM") for the five year period ended on April 30, 1999. The information below is based on an investment of $100, on April 30, 1994, in the Company's Common Stock, the NASDAQ STOCK MRKT -- US and the NASDAQ TELECOM. The Company's Management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG FASTCOMM COMMUNICATIONS CORPORATION,
                    THE NASDAQ STOCK MARKET (U.S.) INDEX AND
                      THE NASDAQ TELECOMMUNICATIONS INDEX

COMPARISON GRAPH

                                                 FASTCOMM COMMUNICATIONS       NASDAQ STOCK MARKET               NASDAQ
                                                       CORPORATION                   (U.S.)                TELECOMMUNICATIONS
                                                 -----------------------       -------------------         ------------------
 4/94                                                  $   100                     $   100                     $   100
 4/95                                                       59                         116                         104
 4/96                                                      179                         166                         143
 4/97                                                       51                         175                         129
 4/98                                                       19                         262                         246
 4/99                                                       11                         356                         422

* $100 invested on 4/30/94 in stock or index -- including reinvestment of dividends. Fiscal year ending April 30.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation paid by the Company to the eight (8) named executives (the "Named Executive Officers") for services furnished in all capacities to the Company during the fiscal year ended April 30, 1999, as well as such compensation paid by the Company to the Named Executive Officers during the Company's two previous fiscal years:

                                               ANNUAL COMPENSATION                     LONG TERM
                                    ------------------------------------------    COMPENSATION AWARDS
                                                                  OTHER ANNUAL   ----------------------
                                                                  COMPENSATION   SHARES OF COMMON STOCK
   NAME AND PRINCIPAL POSITIONS     YEAR   SALARY($)   BONUS($)      ($)(1)        UNDERLYING OPTIONS
   ----------------------------     ----   ---------   --------   ------------   ----------------------
Peter C. Madsen(2)................  1999   $ 96,154          0      $ 7,320              20,000
  President, CEO and Chairman of    1998     98,077          0        7,320                   0
  the Board                         1997    101,757          0        6,613                   0
Mark H. Rafferty(3)...............  1999    125,000          0        8,075              20,000
  Vice President -- Chief           1998    116,732          0        8,075                   0
     Financial Officer              1997    108,503          0        5,824              25,000
Robert C. Abbott(4)...............  1999     46,154          0            0              20,000
  Vice President -- Engineering     1998     86,999          0            0                   0
  Corporate Secretary               1997     98,639          0            0              15,000
William A. Flanagan(5)............  1999     58,731          0        2,511              20,000
  Vice President -- Marketing, and  1998    106,645          0        6,632              10,000
  Technology                        1997    109,417          0        6,632                   0
Edward C. Bursk(6)................  1999     25,239          0        2,400                   0
  Vice President -- Sales and       1998    116,250     15,000                                0
  Marketing                         1997     52,532          0                           55,000
Safa Alkateb(7)...................  1999     89,192          0            0              47,000
  Vice President -- Engineering
Thomas Colligan(8)................  1999     61,058          0       10,000             125,000
  Vice President -- Corporate
     Development
William A. Grant(9)...............  1999    167,983          0        6,000              35,000
  Vice President -- Global Sales    1998     64,098     30,000        3,000             100,000
Kenneth A. Bloom(10)..............  1999      8,333          0            0             120,000
  Vice President -- Mainframe
     Networking

---------------
(1)  Automobile benefit.
(2) At April 30, 1999, Mr. Madsen held 1,278,220 restricted shares of Common Stock with a market value of $1,358,109 at that date.
(3) At April 30, 1999, Mr. Rafferty held 43,420 restricted shares of Common Stock with a market value of $46,134 at that date.
(4) At April 30, 1999, Mr. Abbott held 192,408 restricted shares of Common Stock with a market value of $204,434 at that date. Mr. Abbott died on July 21, 1999.
(5) At April 30, 1999, Mr. Flanagan held 219,421 restricted shares of Common Stock with a market value of $233,135 at that date. Mr. Flanagan resigned on October 9, 1998.
(6) At April 30, 1999, Mr. Bursk held 500 restricted shares of Common Stock with a market value of $531 at that date. Mr. Bursk resigned on July 12, 1998
(7) At April 30, 1999, Mr. Alkateb held 2,000 restricted shares of Common Stock with a market value of $2,125 at that date.

(8) At April 30, 1999, Mr. Colligan held 460,002 restricted shares of Common Stock with a market value of $488,752 at that date. Includes 200,000 shares owned by Mr. Colligan's spouse. Mr. Colligan resigned on September 17, 1999.
(9) At April 30, 1999, Mr. Grant held 36,667 restricted shares of Common Stock with a market value of $38,959 at that date.
(10) At April 30, 1999, Dr. Bloom held 719,149 restricted shares of Common Stock with a market value of $764,096 at that date.

FISCAL 1999 OPTION GRANTS

     The following table sets forth information concerning grants of stock options to the Named Executive Officers and Directors made pursuant to the Company's 1992 Stock Option Plan during the fiscal year ended April 30, 1999:

                                                                                                           POTENTIAL REALIZED
                                                                                                            VALUE AS ASSUMED
                                                                                                         ANNUAL RATES OF STOCK
                                                         PERCENTAGE OF                                    PRICE APPRECIATE FOR
                                            SECURITIES   TOTAL OPTIONS                                        OPTION TERM
                                            UNDERLYING    GRANTED TO                                     ----------------------
                                             OPTIONS     EMPLOYEES IN      EXERCISE OR      EXPIRATION
                   NAME                     GRANTED(#)    FISCAL YEAR    BASE PRICE($/SH)      DATE       5%($)         10%($)
                   ----                     ----------   -------------   ----------------   ----------   --------      --------
Peter C. Madsen...........................    20,000        2.31%             $0.46            9/9/03    $ 2,540       $ 5,616
Mark H. Rafferty..........................    20,000         2.31              0.46            9/9/03      2,540         5,616
Robert C. Abbott..........................    20,000         2.31              0.46            9/9/03      2,540         5,616
William A. Flanagan.......................    20,000         2.31              0.46            9/9/03      2,540         5,616
Thomas G. Amon............................    20,000         2.31              0.46            9/9/03      2,540         5,616
Edward R. Olson...........................    20,000         2.31              0.46            9/9/03      2,540         5,616
William A. Grant..........................    15,000         1.73              0.46           7/31/03      1,905         4,212
Thomas Colligan...........................   125,000         14.4              0.46           7/31/03     15,875        35,100
William A. Grant..........................    20,000         2.31              0.46            9/9/03      2,540         5,616
Safa Alkateb..............................    10,000         1.15              0.46           7/30/03      1,270         2,808
Safa Alkateb..............................    25,000         2.89              0.25          12/14/03      1,725         3,925
Safa Alkateb..............................    12,000         1.39              0.46           9/13/03      1,524         3,370

     The exercise price of each option may not be less than 100% of the fair market value of the stock on the date of the grant for incentive options or 85% of such fair value for non-qualified stock options, as determined by the Board of Directors. Options vest over a three year period and expire five years from date of grant and, in most cases, upon termination of employment.

FISCAL 1999 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended April 30, 1999 by each of the Named Executive Officers and Directors and the fiscal year end value of unexercised options held by such persons:

                                                                          SHARES UNDERLYING             VALUE OF UNEXERCISED
                                           SHARES                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                         ACQUIRED ON      VALUE         AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
                 NAME                    EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                 ----                    -----------   -----------    -------------------------      -------------------------
Peter C. Madsen........................      --            --                0          20,000           $0           $12,500
Robert C. Abbott.......................      --            --           60,000          25,000            0            12,050
William Flanagan.......................      --            --           20,000          25,000            0            12,050
Thomas G. Amon.........................      --            --           18,333          28,334            0            12,050
Edward R. Olson........................      --            --           31,666          28,334            0            12,050
Mark H. Rafferty.......................      --            --          100,000          28,334            0            12,050
Edward C. Bursk........................      --            --               --              --            0                 0
Thomas Colligan........................      --            --               --         125,000            0            75,313
Kenneth A. Bloom.......................      --            --               --              --            0                 0
William A. Grant.......................      --            --           33,333         101,667            0            12,050
Safa Alkateb...........................      --            --           32,222         111,444            0            33,568

EMPLOYMENT AND CONTROL ARRANGEMENTS

     Pursuant to an Employment Agreement dated September 18, 1992 (i) Mr. Madsen was elected President and Chief Executive officer of the Company for an initial term expiring on January 31, 1995 at an initial base salary of $100,000 per year, (ii) Mr. Madsen was granted an option to purchase up to 425,000 shares of Common Stock of the Company at an exercise price of $1.09375 per share upon certain terms and conditions, and (iii) Mr. Madsen and Mr. Peter Sommerer were elected directors of the Company to fill two vacancies then existing on the Board of Directors. Mr. Sommerer since resigned from the Board.

     Under the Employment Agreement, Mr. Madsen has been granted full control of and authority over the operations of the Company, subject to the general oversight of the Board, and the Current Directors agreed not to take any action inconsistent with their respective obligations thereunder. The Employment Agreement and the related actions resulted in an effective change in control of the Company away from Mr. Dennis to Mr. Madsen. The agreement, which currently expires on January 31, 2000, is renewable thereafter on a year to year basis.

     In connection with the acquisition of KG Data, the Company entered into a three year Employment and Non Competition Agreement on March 31, 1999 with Kenneth A Bloom. The Agreement provides that Dr. Bloom be employed by the Company in a senior management capacity at an annual salary of $100,000 plus incentives based on sales of the ChanlComm(R) product line.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 31, 1999, the United States Bankruptcy Court for the Eastern District of Virginia approved the transfer of the approved bankruptcy claim of Gary H. Davison from Mr. Davison to Peter C. Madsen. Mr. Madsen is President, Chief Executive Officer and Chairman of the Company. As a result of this transaction, Mr. Madsen assumed the rights held by Mr. Davison against the Company. As such, Mr. Madsen was paid $225,000 and was issued a convertible debenture in the amount of $675,000. Mr. Madsen's claim against the Company and the terms and conditions of the debenture held by Mr. Madsen are consistent with that of the other approved creditors in the Company's reorganization.

     The Company paid the law firm of Amon & Sabatini $50,000 in the fiscal year ended April 30, 1999. Thomas G. Amon, A Director of the Company since December 1994, was a partner of Amon and Sabatini. In connection with the reorganization, Mr. Amon's former law firm was paid $5,000 and issued $15,000 in convertible debentures.

     During Fiscal year 1999, the Company loaned $30,000, under normal terms and conditions, to one of its senior officers.

     The terms of the transactions described above were negotiated at arms length such that the terms were as favorable to the Company as could have been obtained from an unaffiliated third party.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

PROPOSAL II

                       APPROVAL OF 1999 STOCK OPTION PLAN
                             (ITEM 2 ON PROXY CARD)

          APPROVAL OF THE IMPLEMENTATION OF THE 1999 STOCK OPTION PLAN

     The Company's shareholders are being asked to approve the implementation of the Company's 1999 Stock Option Plan (the "1999 Plan"), under which 1,500,000 shares of the Company's common stock ("Common Stock") will be reserved for issuance to officers and other employees of the Company or any subsidiary corporation, the non-employee Board members and independent consultants and advisors in the Company's service. The 1999 Plan is necessary for the Company to attract and retain the services of key individuals essential to the Company's long-term growth and success.

     The share reserve under the 1999 Plan will supplement the 1,500,000 shares authorized for issuance under the Company's 1992 Stock Option Plan (the "1992 Plan"), which was implemented in July, 1992. Share issuances under the 1999 Plan will not reduce or otherwise affect the number of shares of the Company's common stock available for issuance under the 1992 Plan.

     The 1999 Plan was adopted by the Board of Directors on July 26, 1999 and, subject to shareholder approval at the Annual Meeting, will become effective immediately upon such approval.

     The following is a summary of the principal features of the 1999 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1999 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal executive offices in Dulles, Virginia.

EQUITY INCENTIVE PROGRAMS

     The 1999 Plan is comprised of three separate equity incentive programs: (i) a Discretionary Option Grant program under which eligible individuals in the Company's employ or service may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, (ii) a Stock Issuance program under which such individuals may, in the Plan Administrator's discretion, be issued stock directly through the purchase of such shares or as a bonus tied to the performance of services or the attainment of financial milestones and (iii) an Automatic Option Grant Program under which eligible non-employee Board members will automatically receive option grants to purchase shares of Common Stock at designated intervals over their period of Board service.

ADMINISTRATION

     The Stock Option Committee of the Board (the "Committee") will administer the Discretionary Option Grant and Stock Issuance programs. However, one or more additional Board committees may be appointed to administer those programs with respect to certain designated classes of individuals in the Company's service. The term "Plan Administrator" as used in this summary will mean the Compensation Committee and any other appointed committee acting within the scope of its administrative authority under the 1999 Plan. Administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of that program, and no Plan Administrator will exercise any discretion with respect to such program.

SHARE RESERVE

     A total of 1,500,000 shares of Common Stock has been reserved for issuance over the term of the 1999 Plan. Such share reserve will be in addition to the shares of Common Stock reserved for issuance under the 1992 Plan, and share issuances under the 1992 Plan will have no effect upon the number of shares of Common Stock which remain available for issuance under the 1999 Plan.

     Should an option expire or terminate prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1999 Plan. Unvested shares issued under the 1999 Plan and subsequently repurchased by the Company at the original option or issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the 1999 Plan. However, shares subject to any options surrendered in connection with outstanding stock appreciation rights under the 1999 Plan will not be available for subsequent issuance.

ELIGIBILITY

     Officers and other employees of the Company or subsidiaries (whether now existing or subsequently established), non-employee members of the Board or the board of directors of any subsidiary corporation and consultants and independent advisor in the service of the Company or any parent and subsidiary corporation will be eligible to participate in the Discretionary Option Grant and Stock Issuance programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

     As of September 10, 1999, approximately 6 executive officers and 45 other employees were eligible to participate in the Discretionary Option Grant and Stock Issuance programs, together with two non-employee Board members who were also eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1999 Plan will be deemed equal to the closing selling price per share on that date, as reported on the Nasdaq OTC Bulletin Board. On September 10, 1999 the closing selling price per share was $.80.

                       DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the grant date. No granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any of his or her outstanding options to the extent those options are exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

     Tandem stock appreciation right will provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     Limited stock appreciation rights may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

     The shares subject to each discretionary option grant will immediately vest should any of the following events occur while the optionee continues as an employee of the Company: an acquisition of the Company by merger or asset sale or a change in control of the Company effected through a successful tender or exchange offer for more than 50% of the outstanding voting stock or through a change in a majority of the Board members by reason of one or more contested elections for Board membership. In addition, upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock, each discretionary option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share. Shareholder approval of the 1999 Plan will constitute pre-approval of the exercise of such surrender right in accordance with the provisions of the Discretionary Option Grant program, and no approval of the Board or the Plan Administrator will be required at the time of the actual option surrender and cash distribution.

                         AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant program to be in effect under the 1999 Plan, each individual who first becomes a non-employee board member at any time after the Annual Meeting, whether through appointment by the Board or election by the shareholders, will automatically be granted at the time of such initial appointment or election an option grant for 30,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. In addition, on the date of each Annual Shareholders Meeting, beginning with the Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 30,000 shares of Common stock, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 30,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. In no event, however, will any non-employee Board member receive any option grants under the Automatic Option Grant program if such individual owns (directly or indirectly) securities possessing more than five percent (5%) of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary) or such person is otherwise affiliated with, or a representative of, a person or entity that is such a five percent (5%) stockholder.

     Shareholder approval of the 1999 Plan will constitute approval of each option grant made pursuant to the provisions of the Automatic Option Grant program on or after the date of the Annual Meeting. Each option will have an exercise price per share equal to 100% of the fair market value per share of common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Each option will be exercisable for one third of the option shares annually, commencing one year after the date of grant, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial option grant will vest (and the Company's repurchase rights will lapse) in three equal annual installments of one-third each, over the optionee's period of Board service, with the first such installment to vest upon the completion of one year of Board service measured from the grant date. Each annual option grant will vest (and the company's repurchase rights will lapse) on the day immediately preceding the date of the Annual Shareholders Meeting held in the year immediately following the year of the option grant, provided the optionee continues in Board service through such date.

     The shares subject to each automatic option grant will immediately vest should the optionee die or become permanently disabled while a Board member or should any of the following event occur while the optionee continues in Board
Service: an acquisition of the company by merger or asset sale or a change in control of the company effected through a successful tender or exchange offer for more than 50% of the outstanding voting stock or through a change in a majority of the Board members by reason of one or more contested elections for Board membership. In addition, upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock, each automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share. Shareholder approval of the 1999 Plan will constitute pre-approval of the exercise of such surrender right in accordance with the provisions of the Automatic Option Grant program, and no approval of the Board or the Plan Administrator will be required at the time of the action option surrender and cash distribution.

                             STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance program at a price per share not less than eighty-five percent (85%) of fair market value, payable in case or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any outstanding shares under the Stock Issuance program.

                               GENERAL PROVISIONS

ACCELERATION

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program will automatically accelerate and vest in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed in connection with such acquisition will immediately accelerate, and any unvested shares which do not vest at the time of such acquisition will vest in full, in the event the individual's service is subsequently terminated within 18 months following the acquisition. The Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Grant program and the automatic vesting of outstanding shares under the Stock Issuance program upon the subsequent termination of an individual's service within 18 months following a change in control or ownership of the Company effected through a successful tender or exchange offer for more than 50% of the outstanding voting stock or through a change in the majority of the Board of reason of one or more contested elections for Board membership.

     The acceleration of vesting in the event of a change in ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other effort to gain control of the Company.

FINANCIAL ASSISTANCE

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of issued shares under the 1999 Plan by delivering a full-recourse, interest-bearing promissory note payable in installments. The maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

CHANGES IN CAPITALIZATION

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1999 Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1999 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate on the earliest of
(i) October 27, 2009, (ii) the date on which all shares available for issuance under the 1999 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

OPTION GRANTS UNDER 1999 PLAN

     Stock options were granted on August 2, 1999 under the 1999 Plan subject to shareholder approval to four executive officers, aggregating 430,000 options at an exercise price of $1.03.

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

     Options granted under the 1999 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchase shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date share vest over (ii) the exercise price paid for those shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue code to include as ordinary income in the year of exercise of the option an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE

     The tax principles applicable to direct stock issuances under the 1999 Plan will be substantially the same as those summarized above for the exercise on non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

                              ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will generally result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the shares are to vest. Option grants or stock issuances with an exercise price or issue price equal to 100% of the fair market value of the shares on the grant or issue date will generally not result in any charge to the Company's earnings, but the Company must disclose, in pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options is a factor used in determining the Company's earnings per share.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to the Company's earnings.

                              SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the implementation of the 1999 Plan.

Should such shareholder approval not be obtained, then the 1999 Plan will not become effective, and no option grants or stock issuances under the 1999 Plan will be made.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II

PROPOSAL III

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 3 ON PROXY CARD)

     The Board of Directors has appointed BDO Seidman, LLP as independent certified public accountants to examine the financial statements of the Company for the fiscal year ending April 30, 2000, and to perform other appropriate accounting services.

     A proposal will be presented at the meeting to ratify the Board's appointment of BDO Seidman, LLP as the Company's independent certified public accountants. If the appointment is not ratified by the shareholders represented at the meeting, the Board of Directors may reconsider its recommendation. One or more representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from Shareholders.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding shares of the Company present or represented and entitled to vote at the Annual Meeting is required for ratification of the selection of BDO Seidman LLP to serve as the Company's independent auditors for the fiscal year ended April 30, 2000. Should such shareholder approval not be obtained, then the Board of Directors will reconsider such selection. Under all circumstances, the Board retains the corporate authority to change the auditors at a later date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of BDO Seidman LLP as independent auditors for the year ending April 30, 2000.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL III.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and with the National Association of Securities Dealers, Inc. Automated Quotations (NASDAQ) system. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its fiscal year ended April 30, 1999, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER BUSINESS

     The Board of Directors of the Company knows of no other business which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their judgment on such matters.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Under the present rules of the SEC, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is May 20, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

     In addition, the proxy solicited by the Board of Directors for next year's Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than June 30, 2000.

                         ANNUAL REPORT TO SHAREHOLDERS

     Enclosed with this Proxy Statement is the Annual Report to Shareholders for the fiscal year ended April 30, 1999, including audited consolidated financial statements for the year then ended, which includes the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Annual Report is not incorporated in the Proxy Statement and is not to be considered a part of the soliciting materials.

                                  FASTCOMM COMMUNICATIONS CORPORATION
                                  The Board of Directors

Sterling, Virginia,
September 30, 1999.

PROXY                  FASTCOMM COMMUNICATIONS CORPORATION
                        PROXY FOR MEETING OF SHAREHOLDERS

The undersigned hereby appoints Peter C. Madsen and Mark H. Rafferty, and each or any of them, proxy for the undersigned, with power of substitution to vote all the shares of Common Stock of FastComm Communications Corporation held of record by the undersigned on September 10, 1999, at the Annual Meeting of Shareholders to be held at 4:30 p.m., October 28, 1999, and at any adjournments thereof, upon the matters designated on the other side and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting.

H PLEASE MARK VOTES AS IN THIS EXAMPLE.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF DIRECTORS FOR ONE YEAR TERMS EXPIRING AT THE 2000 ANNUAL MEETING:

   INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee's name in the following space:_____________________________

                              []FOR Nominee: Peter C. Madsen, Edward R. Olson,
                                             Mark Rafferty, Thomas G. Amon


2. PROPOSAL TO ADOPT          []FOR          []AGAINST      []ABSTAIN
    1999 STOCK OPTION PLAN

3. PROPOSAL TO APPROVE        [] FOR         [] AGAINST     []ABSTAIN
   THE APPOINTMENT OF
   BDO SEIDMAN, LLP AS
   THE INDEPENDENT AUDI-
   TORS FOR THE COMPANY

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

           (Continued and to be signed and dated on the reverse side)

(Continued from other side)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                  Dated:   October ____, 1999
                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                                  Please sign exactly as name
                                                  appears. When shares are held
                                                  by joint tenants, both should
                                                  sign. When signing in a
                                                  representative capacity,
                                                  please give full title as
                                                  such. If a corporation, please
                                                  sign in corporation's name by
                                                  President or other autho-
                                                  rized person.